Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 19, 2021, relating to the financial statements of Cedar Fair, L.P. and the effectiveness of Cedar Fair, L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cedar Fair, L.P. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

May 27, 2021